Exhibit 99.1

Plains All American Announces Officer Promotion

March 1, 2021 – Houston – In connection with the company’s long-term succession plans, Plains All American Pipeline, L.P. (Nasdaq: PAA) and Plains GP Holdings (Nasdaq: PAGP) announced that effective today, its Board of Directors has approved the appointment of Jeremy Goebel to an expanded role of Executive Vice President and Chief Commercial Officer.

“We are pleased to announce Jeremy’s expanded role as EVP & Chief Commercial Officer,” stated Willie Chiang, Chairman and CEO of Plains.  “Jeremy has played a critical leadership role in strategic planning, fundamental and commercial analysis, acquisitions and divestitures, and developing long-term strategic customer relationships.  As a member of our Executive Committee for the past two years, Jeremy’s contributions have been significant, and we look forward to his continued leadership in the years to come.”

Mr. Goebel will continue to report to Harry Pefanis, who will retain the role of company President.  As Chief Commercial Officer, Mr. Goebel will assume full responsibility for commercial activities in the U.S. and Canada.

Mr. Goebel has more than 20 years of energy and investment banking experience, and for the past eight years at Plains has served in roles of increasing responsibility, from Managing Director, Strategic Planning and Acquisitions, Sr. Group Vice President, Commercial, and to his most recent role as Executive Vice President, Commercial.

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, NGL and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 6 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Contacts:

Investors Brett Magill Director, Investor Relations (866) 809-1291

Media Brad Leone Director, Communications (866) 809-1290